                                                                   Exhibit 10.31

                          PURCHASE AND OPTION AGREEMENT

        PURCHASE AND OPTION AGREEMENT (the "Agreement"), dated as of December 31, 1998 by and between Caminus Energy Ventures LLC, a Delaware limited liability company (the "Company"), and SS&C Technologies, Inc., a Delaware corporation ("SS&C"). Capitalized terms used herein and not otherwise defined shall have their respective meanings given in the LLC Agreement (as defined below).

                                 R E C I T A L S

        WHEREAS, SS&C is a Series A Capital Member of the Company and holds the SS&C Warrant to purchase a Series B Membership Interest in the Company (collectively, such interest of SS&C in the Company are referred to as the "SS&C Interests") pursuant to a Subscription Agreement with the Company dated as of May 12, 1998 (the "Subscription Agreement") and the Limited Liability Company Agreement of the Company dated as of May 12, 1998 (including the appendices thereto, and as amended and supplemented to the date hereof, the "LLC Agreement");

        WHEREAS, pursuant to the LLC Agreement, the Company and SS&C are parties to the License Agreement;

        WHEREAS, the parties desire to have the Company repurchase the SS&C Interests from SS&C;

        NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

        1. Repurchase of SS&C Interests. SS&C hereby sells to the Company, and the Company hereby purchases from SS&C, all of the SS&C Interests, free and clear of any and all liens, claims and encumbrances whatsoever created by or through SS&C, in consideration of the payment of TWO MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS ($2,250,000.00), which amount shall be paid by the Company in cash by wire transfer to an account identified by SS&C for this purpose not later than January 31, 1999. Payment of the debt created by this Agreement shall be made not later than that date, and to the extent such amount is not paid on or before that date, the unpaid balance shall accrue interest until paid at the rate of ten percent (10%) per annum. As a result of such purchase, SS&C hereby ceases to have any interest in the capital, profits or losses of or in the Company (including, without limitation, pursuant to the SS&C Warrant), and the SS&C Interest are hereby extinguished without any further obligation or liability of the parties to one another, effective as of December 31, 1998. Without limiting the generality of the foregoing, SS&C hereby ceases to have any liability or obligation for the additional cash call referred to in Section
4.1.2 of the LLC Agreement and hereby ceases to have the right to designate a member of the Management Committee of the Company pursuant to Section 6.2.1 of the LLC Agreement.
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        2. New License Agreement. The parties acknowledge that the existing
Distributor Agreement dated as of May 12, 1998 relating to the license to the Company of certain products of SS&C is being terminated pursuant to the terms of a new, separate Distributor Agreement dated as of even date herewith providing for the license of certain products of SS&C to the Company.

        3. Grant of Option.

                (a) Subject to the terms of this Section 3, the Company hereby grants to SS&C the right and option (the "Option") to purchase the number of notional shares of the Series B Membership Interest in the Company reflected opposite its name under the column "Series B Shares" on Exhibit "A" attached hereto; immediately after giving effect to the repurchase of the SS&C Interests and the grant of the Option, the ownership of the Company, expressed on a notional share basis, shall be as set forth on Exhibit "A" hereto. The interest represented by the Option shall be subject to dilution as a result of the issuance of additional Membership Interests in the Company after the date hereof (including, without limitation, pursuant to the exercise of options and other rights hereafter granted pursuant to any Option Plan). Further, but without limiting the generality of the foregoing, such interest shall be subject to dilution as a result of the issuance of a Membership Interest in connection with the purchase by the Company of the minority interest in the Company's ZAI*NET Software, L.P. subsidiary.

                (b) The Option is fully vested and fully exercisable as of the date hereof (provided, that at the time of any proposed exercise, SS&C shall be in full compliance with the New License Agreement). To exercise the Option (which may be exercised only in full, and not in part), SS&C shall give written notice ("Exercise Notice") to the Company to that effect not later than December 31, 2003 ("Expiration Date"); if the Option is not properly exercised on or before the Expiration Date, it shall be null and void and of no further value. The Exercise Notice shall be accompanied by the cash payment of the exercise price of the Option, which is TWO MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS ($2,250,000.00). In connection with exercise, the Company shall be entitled to require that SS&C pay the amount of withholding and other taxes, if any, required by law to be paid or withheld by the Company in connection therewith. Further, it shall be a condition to the exercise of the Option that SS&C execute a counterpart to the LLC Agreement (as it may have been amended or supplemented through the date of exercise) and agree to be bound by all of the provisions thereof. No interest in the Option may be transferred or assigned in any form of transaction without the prior written consent of the Company; provided, that the Company's consent shall not be required for a transfer in connection with the sale of all or substantially all of the assets or business of SS&C as an entirety (whether by merger, stock sale, sale of assets or otherwise), provided further that the buyer in such transaction is not in any material respect a competitor of the Company and such buyer expressly agrees in writing to be bound by all of the restrictive provisions of this Agreement and the LLC Agreement with respect to the Option and the Membership Interest issuable upon exercise thereof. In connection with any Sale or Qualified Public Offering, the Company may require SS&C, by written notice to such effect give at least ten (10) days prior to the anticipated closing of such transaction, to either exercise or forfeit the Option, simultaneously with and contingent upon such closing.


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
        4. Representations and Warrants of SS&C. SS&C hereby represents and warrants to the Company as follows:

                (a) SS&C is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, having full power and authority to own its properties and to carry on its business as conducted.

                (b) SS&C has the requisite corporate power and authority to deliver this Agreement and the new License Agreement, and perform its obligations herein and therein, and consummate the transactions contemplated hereby and thereby. SS&C has duly executed and delivered this Agreement and the New License Agreement and has obtained the necessary authorization to execute and deliver this Agreement and the New License Agreement and to perform its obligations herein and therein and consummate the transactions contemplated hereby and thereby. Each of this Agreement and the New License Agreement is valid, legal and binding obligation of SS&C enforceable against SS&C in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regard less of whether such enforcement is considered in a proceeding at law or in equity).

                (c) SS&C understand that the Option and the notional shares of the Series B Membership Interest issuable upon exercise thereof have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on an exemption therefrom for transactions not involving any public offering, that such securities have not been approved or disapproved by the Securities and Exchange Commission or by any other federal or state agency, and that no such agency has passed on the accuracy or adequacy of disclosures made to SS&C by the Company. SS&C has had an opportunity to ask questions of and receive answers from the Company, or a person or persons acting on its behalf, concerning the terms and condition pertaining to the Option, which questions have been answered to the full satisfaction of SS&C, and has also had an opportunity to obtain any additional information that the Company possesses or can reasonably acquire without undue expense that is necessary to verify the accuracy of the information furnished to SS&C. SS&C further understands that neither the Option nor the notional shares of the Series B Membership Interest, nor any interest therein, may be sold or transferred except pursuant to a registration or an available exemption from registration under the Securities Act. Finally, SS&C acknowledges that the purchase price for the SS&C Interest specified in this Agreement is the result of arms' length negotiations involving a number of factors, including the termination of the existing License Agreement and the execution of the New License Agreement, and that such purchase price may not alone reflect a valuation of the Company that is consistent with other transactions occurring at the same or approximately the same time as the transactions contemplated by this Agreement. In particular, but without limiting the generality of the foregoing, SS&C acknowledges that it has been fully apprised of the Company's discussions with the holder of the minority interest in the Company's ZAI*NET Software, L.P. subsidiary for the possible exchange of notional shares of the Series A Membership Interest in the Company for such minority interest.


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
                (d) The SS&C Interests are (immediately prior to giving effect to the repurchase thereof contemplated by this Agreement) owned, beneficially and of record, solely and wholly by SS&C, and it has not granted any interest therein to any other person or entity, and such SS&C Interests are held by SS&C free and clear of any and all liens, claims and encumbrances whatsoever (other than any such claims arising under the LLC Agreement); and the sale of the SS&C Interests by SS&C to the Company contemplated hereby will convey to the Company all right, title and interest therein.

        5. Representations and Warrants of the Company. The Company hereby represents and warrants to SS&C as follows:

                (a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, having full power and authority to own its properties and to carry on its business as conducted.

                (b) The Company has the requisite power and authority to deliver this Agreement and the New License Agreement, and perform its obligations herein and therein; and consummate the transactions contemplated hereby and thereby. The Company has duly executed and delivered this Agreement and the New License Agreement and has obtained the necessary authorization to execute and deliver this Agreement and the New License Agreement and to perform its obligations herein and therein and consummate the transactions contemplated hereby and thereby. Each of this Agreement and the New License Agreement is a valid, legal and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

                (c) The notional shares of Series A Membership Interest issuable upon exercise of the Option, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

        6. General.

                (a) In the event of any litigation or other legal proceeding involving the interpretation of this Agreement or enforcement of the rights or obligations of the parties hereto, the prevailing party shall be entitled to recover reasonable attorney's fees and costs as determined by the court or other adjudicator.

                (b) Each party agrees to execute and deliver any and all further documents and writings, and to perform such other actions, as may be or become reasonably necessary or expedient to effect and carry out the terms of this Agreement.

                (c) This Agreement is governed by and shall be construed in accordance with the laws of the laws of the State of New York, excluding any conflict-of-laws rule or principle that might refer the governance or construction of the Agreement to the law of another


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
jurisdiction. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other persons or circumstances is not affected thereby, and that provision shall be enforced to the greatest extent permitted by law.

                (d) Except as otherwise expressly provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties' respective successors and assigns.

                (e) This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which shall constitute one and the same document.

                (f) All notices and other communications provided for or permitted to be given under this Agreement shall be in writing and shall be given by depositing the notice in the United States mail, addressed to the person to be notified, postage prepaid, and registered or certified with return receipt requested, or by such notice being delivered in person or by facsimile communication to such party. Notices given or served pursuant hereto shall be effective upon receipt by the person so notified. All notices shall be sent to or made at, and all payments hereunder shall be made at, the address or number given below for the parties (or such other address or number as that person may specify by notice to the other party in the manner specified in this paragraph):

                If to the Company:

                c/o GFI Energy Ventures LLC
                12121 Wilshire Boulevard, Suite 1375
                Los Angeles, California 90025
                Attention:  President
                Fax:   (310) 442-0540

                If to SS&C:

                80 Lamberton Road
                Windsor, Connecticut 06095
                Attention:  President
                Fax:   (860) 298-4969

                (g) This Agreement (together with the other agreements and instruments referred herein) constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous oral and written communications with respect thereto. Any modification to this Agreement must be in writing, and no modification or waiver shall be inferred in the absence of a written instrument signed by the party to be charged.


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        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first set forth above.

                                                   CAMINUS ENERGY VENTURES LLC

                                                   By:      /s/ Ian Schapiro
                                                         -----------------------
                                                   Name:  I.  Schapiro
                                                   Its:   Treasurer


                                                   SS&C TECHNOLOGIES, INC.

                                                   By:    /s/ William C. Stone
                                                         -----------------------
                                                   Name:  William C. Stone
                                                   Its:   CEO


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
                                                                     Exhibit "A"


                                                       Notional Ownership
                                                      Post-SS&C Transaction
                            Series A    Series A     Series B     Series B     Series C    Series C       Total        Total
                            "Shares"   Percentage    "Shares"    Percentage    "Shares"   Percentage     Shares     Percentage
                            --------   ----------   ----------   ----------    --------   ----------   ----------   ----------
GFI Energy Ventures         1,682,198     2.08%                               8,080,686     10.00%      9,762,884      12.08%
OCM Caminus Investment     37,176,571    46.01%                                                        37,176,571      46.01%
RIT Capital Partners PLC    6,728,791     8.33%                                                         6,728,791       8.33%
Durham Cam Inc.             1,682,198     2.08%                                                         1,682,198       2.08%
Nigel Evans                 6,055,912     7.49%      3,030,000      3.75%                               9,085,912      11.24%
Michael Morrison            4,037,275     5.00%      2,020,000      2.50%                               6,057,275       7.50%
SS&C Technologies, Inc.                              3,636,309      4.50%                               3,636,309       4.50%
Serena Hesmondhalgh           672,879     0.83%                                                           672,879       0.83%
Nick Perry                    672,879     0.83%      1,363,156      1.69%                               2,036,035       2.52%
Dave Stoner                 3,364,396     4.16%                                                         3,364,396       4.16%
Corwin Joy                    525,629     0.65%                                                           525,629       0.65%
Paul LaMar                     60,650     0.07%                                                            60,650       0.07%
Arthur Langham                 17,328     0.02%                                                            17,328       0.02%
                           ----------    -----      ----------     -----      ---------     -----      ----------     ------
Total                      62,676,706    77.55%     10,049,465     12.44%     8,080,686     10.00%     80,806,857     100.00%

                                                          CAMINUS LLC
                                                          747 Third Avenue
                                                          New York, NY 10017
                                                          Ph:  212 888 3600
                                                          Fax: 212 888 0691
                                                          www.caminus.com


March 30, 1999

SS&C Technologies, Incorporated
80 Lamberton Road
Windsor, Connecticut 06095

        Re:  Purchase and Option Agreement

Gentlemen:

        This letter amends the Purchase and Option Agreement between us dated as of December 31, 1998 (the "OPTION AGREEMENT"). Specifically, this confirms that we have agreed to the following matters relating to the terms of the Option (as defined in the Option Agreement) specified in Section 3 of the Option Agreement:

        1. The number of notional shares of Series B Membership Interest in the Company subject to the Option is hereby reduced from 3,636,309 to 2,909,047, or a reduction of 20% from the original position.

        2. The cash payment required to exercise the Option is hereby reduced (proportionately with the reduction in the notional shares subject to the Option) from $2,250,000 to $1,800,000.

        3. In consideration of your agreement to reduce the size of the Option position, Caminus LLC agrees to make a cash payment to you of $250,000, which shall be due and payable on December 31, 1999.

        Except as expressly set forth in this letter agreement, the terms and conditions of the Option and the balance of the Option Agreement shall remain in full force and effect.
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        If this letter correctly sets forth our agreement on these matters, please so indicate by executing a copy of this letter in the space provided below and return that copy to Caminus LLC. Thank you.


                                                   CAMINUS LLC


                                                   By:      /s/ David M. Stoner
                                                        ------------------------
                                                   Its:   CEO


AGREED:

SS&C TECHNOLOGIES, INCORPORATED


By:       /s/ William C. Stone
     --------------------------
Its:    CEO